EXHIBIT 99.1

Chemung Financial Corporation Reports Second Quarter 2023 Net Income of $6.3 million, or $1.33 per Share

ELMIRA, N.Y., July 20, 2023 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $6.3 million, or $1.33 per share, for the second quarter of 2023, compared to $8.0 million, or $1.72 per share, for the second quarter of 2022, and $7.3 million, or $1.54 per share, for the first quarter of 2023.

“I’m pleased with the financial results for the second quarter,” said Anders M. Tomson, President and CEO of Chemung Financial Corporation. “Our focus on balance sheet management allowed us to drive meaningful loan growth, while managing deposit costs in a dynamic environment. Continued expense management efforts and strong credit metrics leave us well positioned to execute on our strategic goals in 2023,” added Tomson.

Second Quarter Highlights1:

  Net interest income grew $1.0 million, or 5.4% in the quarter, when compared to the second quarter of 2022.
  Tangible common equity to tangible assets improved by 36 basis points to 5.87%. 1 2
  Commercial loan growth approximated 8.7% on an annualized basis. 1
  Non-performing loans to total loans decreased from 0.45% as of December 31, 2022 to 0.39% as of June 30, 2023.
  Dividends declared during the second quarter 2023 were $0.31 per share.

1 Balance sheet comparisons are calculated as of June 30, 2023 versus December 31, 2022.
2 Please refer to GAAP to Non-GAAP Reconciliations.

2nd Quarter 2023 vs 2nd Quarter 2022

Net Interest Income:

Net interest income for the second quarter of 2023 totaled $18.6 million compared to $17.6 million for the same period in the prior year, an increase of $1.0 million, or 5.4%, due primarily to increases of $8.4 million in interest income on loans, including fees, and $0.8 million in interest and dividend income on taxable securities, offset by increases of $7.7 million in interest expense on deposits, and $0.6 million in interest expense on borrowed funds.

The increase in interest income on loans, including fees was due primarily to a 119 basis points increase in the average yield on loans, primarily reflecting an increase in the interest rates in the commercial portfolio, when compared to the same period in the prior year, and a $292.4 million increase in average loan balances, representing increases across all loan categories, when compared to the same period in the prior year.

The increase in interest and dividend income on taxable securities when compared to the same period in the prior year, was due to a 61 basis points increase in the average yield on securities, due to an increase in average interest rates, despite a decrease of $71.8 million in the average balance of taxable securities, when compared to the same period in the prior year, primarily due to paydowns on certain securities held in the portfolio between the second quarter of 2022 and the second quarter of 2023.

The increase in interest expense on deposits was due primarily to a 180 basis points increase in average rates paid on interest-bearing deposits, which included brokered deposits, a shift in the deposit mix towards interest-bearing accounts, and a deposit campaign in the second quarter of 2023, when compared to the same period in the prior year. The increase in interest expense on borrowed funds was due primarily to an increase in interest rates and a $27.2 million increase in the average balance of overnight FHLBNY borrowings in the current quarter, when compared to the same period in the prior year.

Fully taxable equivalent net interest margin was 2.87% for the second quarter 2023, compared to 2.97% for the same period in the prior year. Average interest-earning assets increased $214.2 million for the three months ended June 30, 2023 compared to the same period in the prior year. The average yield on interest-earning assets increased 117 basis points to 4.29%, while the average cost of interest-bearing liabilities increased 187 basis points to 2.11%, for the three months ended June 30, 2023, when compared to the same period in the prior year, due to the rising interest rate environment, as well as a shift in the overall deposit mix to higher cost deposits when compared to the same period in the prior year.

Provision for credit losses increased $2.0 million for the second quarter of 2023, when compared to the second quarter of 2022. This was primarily due to the release of a $1.2 million portion of the COVID-19 specific reserve, the release of a specific reserve held on a sold commercial real estate loan, the upgrades of two large commercial credits, and the roll-off of a large commercial loan charge off from the historical loss factors, in the second quarter of 2022.

Non-Interest Income:

Non-interest income for the second quarter of 2023 was $5.4 million compared to $5.3 million for the same period in the prior year, an increase of $0.1 million, or 2.4%. The increase in the current quarter was due primarily to an increase of $0.1 million in the change in fair value of equity investments, due to an improvement in equity markets benefiting the Corporation's deferred compensation plan, during the current quarter, compared to the same period in the prior year. Remaining components of non-interest income were relatively consistent when compared to the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the second quarter of 2023 was $15.9 million compared to $14.3 million for the same period in the prior year, an increase of $1.6 million, or 11.0%. The increase can be mostly attributed to increases of $0.6 million in salaries and wages, $0.3 million in FDIC insurance, $0.3 million in other non-interest expense, and $0.2 million in other components of net periodic pension benefits.

The increase in salaries and wages was primarily attributed to base salary increases and an increase in the market value of the assets held related to the Corporation's deferred compensation plan, when compared to the same period in the prior year. The increase in FDIC insurance was primarily due to an increase in the assessment rate effective January 1, 2023. The increase in other non-interest expense was primarily attributable to the recapture of $0.2 million of accrued expenses related to a telecom contract dispute in the second quarter of 2022. The increase in other components of net periodic pension cost (benefits) was primarily due to actuarial adjustments related to the Corporation's pension plans.

Income Tax Expense:

Income tax expense for the second quarter of 2023 was $1.6 million compared to $2.3 million in the second quarter of 2022. The effective tax rate for the current quarter decreased to 20.4% from 22.6% for the same period in the prior year.

2nd Quarter 2023 vs 1st Quarter 2023

Net Interest Income:

Net interest income for the second quarter of 2023 totaled $18.6 million compared to $19.9 million for the prior quarter, a decrease of $1.3 million, or 6.5%, due primarily to increases of $3.1 million in interest expense on deposits, offset by an increase of $1.5 million in interest income on loans, including fees, and a decrease of $0.2 million in interest expense on borrowed funds.

The increase in interest expense on deposits was due primarily to a 67 basis points increase in the average rate paid on interest-bearing deposits, which included brokered deposits, when compared to the prior quarter, a continued shift towards interest-bearing deposits as a percentage of total deposits, and intensifying competitive pressures across the industry to attract and retain deposits.

The increase in interest income on loans, including fees was due primarily to a $30.9 million increase in average loan balances, concentrated in the commercial loan portfolio, when compared to the prior quarter, and a 19 basis points increase in the average yield on loans, reflecting increases across all loan categories due to an increase in interest rates, when compared to the prior quarter. The decrease in interest expense on borrowed funds was due primarily to a $16.7 million decrease in the average balance of FHLBNY borrowings due to a shift towards comparatively lower cost brokered deposits, which was partially offset by a 26 basis points increase in average rates paid on overnight FHLBNY borrowings in the current quarter, when compared to the prior quarter.

Fully taxable equivalent net interest margin was 2.87% in the current quarter compared to 3.14% in the prior quarter. Average interest-earning assets increased $17.2 million in the current quarter when compared to the prior quarter. The average yield on interest-earning assets increased 17 basis points to 4.29%, compared to the prior quarter. The average cost of interest-bearing liabilities increased 62 basis points to 2.11%, for the three months ended June 30, 2023, compared to the prior quarter, due to the rising interest rate environment, and a shift in the deposit base towards higher cost interest-bearing deposits.

Non-Interest Income:

Non-interest income was $5.4 million for the second and first quarters of 2023. Increases of $0.1 million in interchange revenue from debit card transactions and other non-interest income were offset by a decrease of $0.2 million in the change in fair value of equity investments, predominantly due to a decrease in the market value of a particular asset held by the Corporation.

Non-Interest Expense:

Non-interest expense for the second quarter of 2023 was $15.9 million, compared to $15.8 million for the prior quarter, an increase of $0.1 million, or 0.5%. The increase can be primarily attributed to increases of $0.2 million in professional services, $0.1 million in pension and other employee benefits, and $0.1 million in data processing, offset primarily by decreases of $0.2 million in marketing and advertising and $0.2 million in other non-interest expense.

The increase in professional services was primarily attributed to the timing and breadth of services rendered, when compared to the prior quarter. The increase in pension and other employee benefits was primarily due to an increase in healthcare related costs, when compared to the prior quarter. The increase in data processing was attributable to expenditures relating to ongoing cybersecurity improvement initiatives and increased software expenses. The decrease in marketing and advertising was due to seasonal advertising initiatives during the first quarter, which were not replicated in the second quarter, and expenses relating to the expansion of the reach of digital ads in the first quarter. The decrease in other non-interest expense was due to a decrease in recruitment expenditures, along with smaller decreases across a range of other categories.

Income Tax Expense:

Income tax expense for the second quarter of 2023 was $1.6 million compared to $2.0 million for the prior quarter, a decrease of $0.4 million. The effective tax rate for the current quarter decreased to 20.4% from 21.5% in the prior quarter.

Asset Quality

Non-performing loans totaled $7.3 million at June 30, 2023, or 0.39% of total loans, compared to $8.2 million, or 0.45% of total loans at December 31, 2022. The improvement in non-performing loans to total loans was the result of both an increase in total loans, and a decrease in non-performing loans. The decrease in non-performing loans was primarily attributable to paydowns among commercial non-performing loans. Non-performing assets, which are comprised of non- performing loans and other real estate owned, were $7.5 million, or 0.28% of total assets, at June 30, 2023, compared to $8.4 million, or 0.32% of total assets, at December 31, 2022. The decrease in non-performing assets can be primarily attributed to the decrease in non-performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for credit losses based on its current expected credit losses (CECL) methodology, which includes loans individually analyzed, as well as loans analyzed on a pooled basis. The Corporation's methodology seeks to estimate the lifetime losses in its loan portfolio by utilizing an expected discounted cash flow approach. Based on Federal Open Market Committee (FOMC) forecasted data points, the model is supplemented by qualitative considerations including relevant economic influences, portfolio concentrations, and other external factors. The Corporation adopted the CECL accounting standard on January 1, 2023.

The allowance for credit losses was $20.2 million at June 30, 2023 and $19.7 million at December 31, 2022, respectively. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $1.0 million at June 30, 2023. The increase in the allowance for credit losses can mostly be attributed to the $0.4 million adjustment made upon adoption of ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), and additional provisioning related to increased loan volume. There were no adjustments to the qualitative factor considerations between January 1, 2023 and June 30, 2023. These increases were offset by decreased allowance requirements forecasted by the model due to more favorable economic projections, notably a decrease in the FOMC's forecasted U.S. unemployment rate for year-end 2023 from 4.6% to 4.1%. As of January 1, 2023, the Corporation recognized a $1.5 million one-time implementation adjustment, of which $1.1 million reflected the addition of an allowance for credit losses on unfunded commitments.

The allowance for credit losses was 276.17% of non-performing loans at June 30, 2023, and the ratio of the allowance for credit losses to loans was 1.07% at June 30, 2023. The allowance for loan losses to non-performing loans was 240.39% at December 31, 2022, and the ratio of the allowance for loan losses to total loans was 1.07% at December 31, 2022.

Balance Sheet Activity

Total assets were $2.675 billion at June 30, 2023 compared to $2.646 billion at December 31, 2022, an increase of $29.1 million, or 1.1%. The increase can be mostly attributed to increases of $64.5 million in loans, net of deferred origination fees and costs, offset by decreases of $28.3 million in securities available for sale, at estimated fair value, $1.9 million in FRB and FHLB stock, at cost, $1.6 million in total cash and cash equivalents, and an increase of $0.5 million in allowance for credit losses.

The increase in loans, net of deferred loan fees, was concentrated in the commercial loan portfolio, which increased $53.1 million. Consumer loans were buoyed by continued demand for indirect auto lending, which increased $8.7 million. Consumer loans other than indirect auto increased $3.3 million, while residential mortgages decreased by $0.6 million, due to lower demand and certain residential mortgage loans being sold into the secondary market. The decrease in securities available for sale was primarily due to $30.6 million in paydowns and maturities, offset by an increase in the fair value of the portfolio of $0.7 million. The decrease in FRB and FHLB stock, at cost was attributable to lower holding requirements on FHLB stock due to lower FHLBNY overnight borrowing activity. The decrease in cash and cash equivalents was primarily due to changes in deposits and loan production. The increase in the allowance for credit losses can mostly be attributed to the adoption of CECL and additional provisioning related to increased loan volume.

Total liabilities were $2.497 billion at June 30, 2023 compared to $2.479 billion at December 31, 2022, an increase of $18.1 million, or 0.7%. The increase in total liabilities can primarily be attributed to increases of $63.0 million in deposits, offset by a decrease of $45.1 million in overnight advances.

The increase in deposits was due primarily to increases of $112.0 million in brokered deposits, $31.1 million in time deposits, and $1.8 million in interest bearing DDAs, offset by decreases of $61.8 million in non-interest bearing DDAs, $10.8 million in money market accounts, and $9.3 million in savings accounts. Total deposits were comprised of 28.1% non- interest bearing deposits and 71.9% interest bearing deposits as of June 30, 2023, and were comprised of 31.5% non- interest bearing deposits and 68.5% interest bearing deposits as of December 31, 2022. The aggregate amount of the Corporation's outstanding uninsured deposits (net of deposits pledged to secure municipal deposits), was 20.6% and 23.5% of total deposits, as of June 30, 2023 and December 31, 2022, respectively. The decrease in advances and other debt was due to a $45.1 million decrease in overnight FHLBNY borrowings, as brokered deposits replaced overnight borrowings as a primary tool utilized to fund asset growth.

Total shareholders’ equity was $177.4 million at June 30, 2023, compared to $166.4 million at December 31, 2022, an increase of $11.0 million, or 6.6%, primarily due to an increase of $9.6 million in retained earnings, and a decrease of $0.5 million in accumulated other comprehensive loss. The increase in retained earnings was due primarily to net income of $13.6 million, offset by $1.5 million in dividends declared, and a $1.5 million one-time adjustment due to the implementation CECL. The decrease in accumulated other comprehensive loss was primarily due to an increase in the fair market value of the securities portfolio during the period.

The total equity to total assets ratio was 6.63% at June 30, 2023, compared to 6.29% at December 31, 2022. The tangible equity to tangible assets ratio was 5.87% at June 30, 2023 compared to 5.51% at December 31, 2022(1). Book value per share increased to $37.49 at June 30, 2023 from $35.32 at December 31, 2022. As of June 30, 2023, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Liquidity

Management believes that the Corporation has the necessary liquidity to provide flexibility in meeting its various business needs. The Corporation uses a variety of resources to manage its liquidity. These include short term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $250,000 or more, brokered deposits, and FHLBNY advances. As of June 30, 2023, the Corporation's cash and cash equivalents balance was $54.2 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of US Government treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of June 30, 2023, the Corporation's investment in securities available for sale was $604.3 million, $298.2 million of which was not pledged as collateral. Additionally, as of June 30, 2023, the Bank's overnight advance line capacity at the Federal Home Loan Bank of New York was $244.7 million, of which $50.8 million was utilized. As of June 30, 2023, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $193.9 million. Additional funding was available to the Corporation through the Bank Term Funding Program (BTFP) and Discount Window Lending provided by the Federal Reserve. The Corporation did not utilize these funding sources during the first or second quarters of 2023. Uninsured deposits totaled $483.1 million as of June 30, 2023 and $548.0 million as of December 31, 2023. Due to their nature, the Corporation considers uninsured deposits to be less sticky than insured deposits, and closely monitors their level when considering liquidity management strategic decisions.

The Corporation also considers brokered deposits to be an element of its deposit strategy. As of June 30, 2023, the Corporation has entered into brokered deposit arrangements with 4-week, 13-week, and 26-week terms totaling $185.5 million.

The table below summarizes the Corporation’s additional funding resources by type as of the dates indicated (in thousands):

ADDITIONAL FUNDING RESOURCES
	June 30, 2023	December 31, 2022
Federal Home Loan Bank of New York	$193,944	$99,761
Correspondent bank lines	60,000	68,000
Brokered deposits available per policy limit	81,975	174,465
Unpledged investment securities, at fair value	298,227	420,671
Total Additional Funding Resources	$634,146	$762,897

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.166 billion at June 30, 2023, including $363.3 million of assets under management or administration for the Corporation, compared to $2.053 billion at December 31, 2022, including $346.5 million of assets under management or administration for the Corporation, an increase of $113.0 million, or 5.5%, due primarily to broad improvements in financial markets.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of June 30, 2023, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the second quarter of 2023. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares at June 30, 2023.

(1) See the GAAP to Non-GAAP reconciliations.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.7 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2022 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http:// www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2023	2023	2022	2022	2022
ASSETS
Cash and due from financial institutions	$25,499	$25,109	$29,309	$32,262	$24,371
Interest-earning deposits in other financial institutions	28,727	9,532	26,560	10,161	5,397
Total cash and cash equivalents	54,226	34,641	55,869	42,423	29,768
Equity investments	2,841	2,949	2,830	2,677	2,750
Securities available for sale	604,313	626,055	632,589	640,352	692,995
Securities held to maturity	1,804	1,932	2,424	3,210	2,943
FHLB and FRB stock, at cost	6,328	7,913	8,197	3,872	5,897
Total investment securities	612,445	635,900	643,210	647,434	701,835
Commercial	1,302,333	1,280,804	1,249,206	1,203,609	1,124,701
Mortgage	285,084	285,944	285,672	283,128	276,847
Consumer	306,489	306,953	294,570	256,018	216,014
Loans, net of deferred loan fees	1,893,906	1,873,701	1,829,448	1,742,755	1,617,562
Allowance for credit losses	(20,172)	(20,075)	(19,659)	(18,631)	(17,485)
Loans, net	1,873,734	1,853,626	1,809,789	1,724,124	1,600,077
Loans held for sale	785	—	—	—	—
Premises and equipment, net	15,496	15,867	16,113	16,581	16,812
Operating lease right-of-use assets	6,050	6,250	6,449	6,646	6,841
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	87,272	83,126	89,469	89,713	70,004
Total assets	$2,674,673	$2,654,183	$2,645,553	$2,551,422	$2,449,911

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$671,643	$690,596	$733,329	$747,972	$704,996
Interest-bearing demand deposits	273,379	287,242	271,645	287,172	267,554
Money market accounts	629,986	631,052	640,840	664,616	641,008
Savings deposits	269,700	271,445	279,029	282,916	285,593
Time deposits	545,486	452,094	402,384	349,864	283,640
Total deposits	2,390,194	2,332,429	2,327,227	2,332,540	2,182,791
Advances and other debt	53,949	93,328	99,137	4,104	49,331
Operating lease liabilities	6,228	6,427	6,620	6,810	6,998
Accrued interest payable and other liabilities	46,876	44,658	46,181	52,450	36,101
Total liabilities	2,497,247	2,476,842	2,479,165	2,395,904	2,275,221
Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	47,740	47,387	47,331	47,487	47,196
Retained earnings	221,412	216,593	211,859	205,874	200,870
Treasury stock, at cost	(17,033)	(17,219)	(17,598)	(18,015)	(18,084)
Accumulated other comprehensive loss	(74,746)	(69,473)	(75,257)	(79,881)	(55,345)
Total shareholders' equity	177,426	177,341	166,388	155,518	174,690
Total liabilities and shareholders' equity	$2,674,673	$2,654,183	$2,645,553	$2,551,422	$2,449,911
Period-end shares outstanding	4,732	4,726	4,711	4,693	4,691

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
(in thousands, except per share data)	2023	2022	Change	2023	2022	Change
Interest and dividend income:
Loans, including fees	$23,791	$15,390	54.6	$46,080	$29,871	54.3
Taxable securities	3,630	2,863	26.8	7,213	5,551	29.9
Tax exempt securities	259	268	(3.4)	520	538	(3.3)
Interest-earning deposits	116	17	582.4	213	36	491.7
Total interest and dividend income	27,796	18,538	49.9	54,026	35,996	50.1
Interest expense:
Deposits	8,469	769	1,001.3	13,856	1,517	813.4
Borrowed funds	732	128	471.9	1,628	161	911.2
Total interest expense	9,201	897	925.8	15,484	1,678	822.8
Net interest income	18,595	17,641	5.4	38,542	34,318	12.3
Provision for credit losses	236	(1,744)	113.5	513	(2,889)	117.8
Net interest income after provision for credit losses	18,359	19,385	(5.3)	38,029	37,207	2.2
Non-interest income:
Wealth management group fee income	2,603	2,628	(1.0)	5,183	5,385	(3.8)
Service charges on deposit accounts	959	936	2.5	1,900	1,800	5.6
Interchange revenue from debit card transactions	1,194	1,206	(1.0)	2,327	2,336	(0.4)
Change in fair value of equity investments	(103)	(242)	57.4	(31)	(355)	91.3
Net gains on sales of loans held for sale	18	25	(28.0)	23	99	(76.8)
Net gains (losses) on sales of other real estate owned	14	46	(69.6)	14	46	(69.6)
Income from bank owned life insurance	11	11	0.0	21	22	(4.5)
Other	751	709	5.9	1,433	1,649	(13.1)
Total non-interest income	5,447	5,319	2.4	10,870	10,982	(1.0)
Non-interest expense:
Salaries and wages	6,704	6,056	10.7	13,487	12,279	9.8
Pension and other employee benefits	1,808	1,937	(6.7)	3,488	3,655	(4.6)
Other components of net periodic pension and postretirement benefits	(174)	(403)	56.8	(348)	(811)	57.1
Net occupancy	1,440	1,369	5.2	2,905	2,796	3.9
Furniture and equipment	461	410	12.4	879	847	3.8
Data processing	2,473	2,468	0.2	4,854	4,655	4.3
Professional services	602	664	(9.3)	1,042	1,185	(12.1)
Amortization of intangible assets	—	4	(100.0)	—	15	(100.0)
Marketing and advertising	170	184	(7.6)	502	460	9.1
Other real estate owned expense	1	8	(87.5)	39	(29)	234.5
FDIC insurance	586	284	106.3	1,083	598	81.1
Loan expense	308	176	75.0	540	391	38.1
Other	1,534	1,185	29.5	3,278	2,969	10.4
Total non-interest expense	15,913	14,342	11.0	31,749	29,010	9.4
Income before income tax expense	7,893	10,362	(23.8)	17,150	19,179	(10.6)
Income tax expense	1,613	2,338	(31.0)	3,600	4,288	(16.0)
Net income	$6,280	$8,024	(21.7)	$13,550	$14,891	(9.0)
Basic and diluted earnings per share	$1.33	$1.72		$2.87	$3.18
Cash dividends declared per share	$0.31	$0.31		$0.62	$0.62
Average basic and diluted shares outstanding	4,729	4,690		4,725	4,690

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Six Months Ended
Consolidated Financial Highlights (Unaudited)	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2023	2023	2022	2022	2022	2023	2022
RESULTS OF OPERATIONS
Interest income	$27,796	$26,230	$24,480	$20,999	$18,538	$54,026	$35,996
Interest expense	9,201	6,283	3,609	2,009	897	15,484	1,678
Net interest income	18,595	19,947	20,871	18,990	17,641	38,542	34,318
Provision (credit) for credit losses (g)	236	277	1,080	1,255	(1,744)	513	(2,889)
Net interest income after provision for credit losses	18,359	19,670	19,791	17,735	19,385	38,029	37,207
Non-interest income	5,447	5,423	5,418	5,036	5,319	10,870	10,982
Non-interest expense	15,913	15,836	15,693	14,577	14,342	31,749	29,010
Income before income tax expense	7,893	9,257	9,516	8,194	10,362	17,150	19,179
Income tax expense	1,613	1,987	2,077	1,741	2,338	3,600	4,288
Net income	$6,280	$7,270	$7,439	$6,453	$8,024	$13,550	$14,891

Basic and diluted earnings per share	$1.33	$1.54	$1.58	$1.37	$1.72	$2.87	$3.18
Average basic and diluted shares outstanding	4,729	4,721	4,698	4,692	4,690	4,725	4,690

PERFORMANCE RATIOS
Return on average assets	0.95%	1.12%	1.15%	1.02%	1.32%	1.03%	1.23%
Return on average equity	13.97%	16.97%	18.36%	14.17%	18.06%	15.43%	15.73%
Return on average tangible equity (a)	15.89%	19.40%	21.25%	16.12%	20.58%	17.60%	17.77%
Efficiency ratio (unadjusted) (f)	66.19%	62.42%	59.69%	60.67%	62.47%	64.25%	64.04%
Efficiency ratio (adjusted) (a) (b)	65.94%	62.18%	59.44%	60.40%	62.17%	64.01%	63.72%
Non-interest expense to average assets	2.41%	2.44%	2.42%	2.30%	2.35%	2.42%	2.39%
Loans to deposits	79.24%	80.33%	78.61%	74.71%	74.11%	79.24%	74.11%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.09%	4.90%	4.57%	4.19%	3.90%	4.99%	3.87%
Yield on investments	2.22%	2.18%	2.09%	1.72%	1.60%	2.20%	1.53%
Yield on interest-earning assets	4.29%	4.12%	3.82%	3.41%	3.12%	4.20%	3.06%
Cost of interest-bearing deposits	2.01%	1.34%	0.93%	0.47%	0.21%	1.68%	0.21%
Cost of borrowings	5.13%	4.91%	4.30%	2.56%	1.70%	3.60%	1.83%
Cost of interest-bearing liabilities	2.11%	1.49%	0.88%	0.51%	0.24%	1.81%	0.23%
Interest rate spread	2.18%	2.63%	2.94%	2.90%	2.88%	2.39%	2.83%
Net interest margin, fully taxable equivalent	2.87%	3.14%	3.26%	3.08%	2.97%	3.00%	2.92%

CAPITAL
Total equity to total assets at end of period	6.63%	6.68%	6.29%	6.10%	7.13%	6.63%	7.13%
Tangible equity to tangible assets at end of period (a)	5.87%	5.91%	5.51%	5.29%	6.30%	5.87%	6.30%

Book value per share	$37.49	$37.53	$35.32	$33.14	$37.24	$37.49	$37.24
Tangible book value per share (a)	32.88	32.91	30.69	28.49	32.59	32.88	32.59
Period-end market value per share	38.41	41.50	45.87	41.87	47.00	38.41	47.00
Dividends declared per share	0.31	0.31	0.31	0.31	0.31	0.62	0.62

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,880,224	$1,849,310	$1,787,103	$1,675,859	$1,587,777	$1,864,853	$1,560,264
Interest earning assets	2,609,893	2,592,709	2,550,834	2,457,218	2,395,704	2,601,349	2,383,557
Total assets	2,649,399	2,627,088	2,574,639	2,511,301	2,446,763	2,643,964	2,449,339
Deposits	2,363,847	2,337,476	2,347,719	2,257,394	2,203,231	2,350,734	2,207,314
Total equity	180,357	173,786	160,740	180,644	178,207	177,089	190,841
Tangible equity (a)	158,533	151,962	138,916	158,820	156,382	155,265	169,012

ASSET QUALITY
Net charge-offs (recoveries)	$145	$269	$52	$109	$699	$414	$651
Non-performing loans (d)	7,304	7,731	8,178	8,310	7,374	7,304	7,374
Non-performing assets (e)	7,471	7,927	8,373	8,503	7,665	7,471	7,665
Allowance for credit losses (g)	20,172	20,075	19,659	18,631	17,485	20,172	17,485

Annualized net charge-offs (recoveries) to average loans	0.03%	0.06%	0.01%	0.03%	0.18%	0.04%	0.08%
Non-performing loans to total loans	0.39%	0.41%	0.45%	0.48%	0.46%	0.39%	0.46%
Non-performing assets to total assets	0.28%	0.30%	0.32%	0.33%	0.31%	0.28%	0.31%
Allowance for credit losses to total loans (g)	1.07%	1.07%	1.07%	1.07%	1.08%	1.07%	1.08%
Allowance for credit losses to non-performing loans (g)	276.17%	259.66%	240.39%	224.21%	237.12%	276.17%	237.12%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c) Loans and loans held for sale do not reflect the allowance for credit losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
(f) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.
(g) Corporation adopted CECL January 1, 2023.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022			Three Months Ended June 30, 2023 vs. 2022
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,288,113	$17,791	5.54%	$1,111,854	$11,244	4.06%	$6,547	$1,984	$4,563
Mortgage loans	284,916	2,509	3.53%	270,112	2,256	3.35%	253	128	125
Consumer loans	307,195	3,545	4.63%	205,811	1,927	3.76%	1,618	1,101	517
Taxable securities	680,020	3,633	2.14%	751,784	2,866	1.53%	767	(294)	1,061
Tax-exempt securities	40,541	294	2.91%	42,222	330	3.13%	(36)	(13)	(23)
Interest-earning deposits	9,108	116	5.11%	13,921	18	0.52%	98	(8)	106
Total interest earning assets	2,609,893	27,888	4.29%	2,395,704	18,641	3.12%	9,247	2,898	6,349

Non-interest earnings assets:
Cash and due from banks	25,168			23,702
Other assets	34,478			47,471
Allowance for credit losses (3)	(20,140)			(20,114)
Total assets	$2,649,399			$2,446,763

Interest-bearing liabilities:
Interest-bearing checking	$286,573	$723	1.01%	$273,723	$51	0.07%	$672	$2	$670
Savings and money market	902,741	3,050	1.36%	962,502	242	0.10%	2,808	(16)	2,824
Time deposits	346,953	2,679	3.10%	240,979	465	0.77%	2,214	281	1,933
Brokered deposits	156,196	2,017	5.18%	2,178	11	2.09%	2,006	1,965	41
FHLBNY overnight advances	53,965	703	5.23%	26,780	97	1.45%	606	170	436
Long-term capital leases	3,213	29	3.62%	3,485	31	3.57%	(2)	(2)	0
Total interest-bearing liabilities	1,749,641	9,201	2.11%	1,509,646	897	0.24%	8,304	2,400	5,904

Non-interest-bearing liabilities:
Demand deposits	671,384			723,849
Other liabilities	48,017			35,061
Total liabilities	2,469,042			2,268,556
Shareholders' equity	180,357			178,207
Total liabilities and shareholders' equity	$2,649,399			$2,446,763

Fully taxable equivalent net interest income		18,687			17,744		$943	$499	$445
Net interest rate spread (1)			2.18%			2.88%
Net interest margin, fully taxable equivalent (2)			2.87%			2.97%
Taxable equivalent adjustment		(92)			(103)
Net interest income		$18,595			$17,641

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.
(3) The Corporation implemented CECL as of January 1, 2023.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Six Months Ended			Six Months Ended			Six Months Ended
	June 30, 2023			June 30, 2022			June 30, 2023	vs.	December 31, 2021
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,274,658	$34,376	5.44%	$1,092,240	$21,791	4.02%	$12,585	$4,040	$8,545
Mortgage loans	285,251	4,981	3.52%	266,105	4,409	3.34%	572	327	245
Consumer loans	304,944	6,830	4.52%	201,919	3,743	3.74%	3,087	2,191	896
Taxable securities	687,508	7,218	2.12%	755,127	5,556	1.48%	1,662	(537)	2,199
Tax-exempt securities	40,654	599	2.97%	42,328	663	3.16%	(64)	(25)	(39)
Interest-earning deposits	8,334	213	5.15%	25,838	36	0.28%	177	(40)	217
Total interest earning assets	2,601,349	54,217	4.20%	2,383,557	36,198	3.06%	18,019	5,956	12,063

Non-interest earnings assets:
Cash and due from banks	25,126			24,220
Other assets	37,608			62,230
Allowance for credit losses (3)	(20,119)			(20,668)
Total assets	$2,643,964			$2,449,339

Interest-bearing liabilities:
Interest-bearing checking	$288,819	$996	0.70%	$283,521	$107	0.08%	$889	$2	$887
Savings and money market	904,832	4,699	1.05%	958,919	454	0.10%	4,245	(28)	4,273
Time deposits	334,662	4,771	2.87%	241,239	945	0.79%	3,826	491	3,335
Brokered deposits	134,991	3,390	5.06%	1,095	11	2.09%	3,379	3,340	39
FHLBNY overnight advances	62,286	1,570	5.08%	14,205	99	1.40%	1,471	828	643
Capital leases	3,247	58	3.60%	3,517	62	3.57%	(4)	(5)	1
Total interest-bearing liabilities	1,728,837	15,484	1.81%	1,502,496	1,678	0.23%	13,806	4,628	9,178

Non-interest-bearing liabilities:
Demand deposits	687,430			722,540
Other liabilities	50,608			33,462
Total liabilities	2,466,875			2,258,498
Shareholders' equity	177,089			190,841
Total liabilities and shareholders' equity	$2,643,964			$2,449,339

Fully taxable equivalent net interest income		38,733			34,520		$4,213	$1,328	$2,885
Net interest rate spread (1)			2.39%			2.83%
Net interest margin, fully taxable equivalent (2)			3.00%			2.92%
Taxable equivalent adjustment		(191)			(202)
Net interest income		$38,542			$34,318

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.
(3) The Corporation implemented CECL as of January 1, 2023

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2023	2023	2022	2022	2022	2023	2022
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$18,595	$19,947	$20,871	$18,990	$17,641	$38,542	$34,318
Fully taxable equivalent adjustment	92	98	112	112	103	191	202
Fully taxable equivalent net interest income (non-GAAP)	$18,687	$20,045	$20,983	$19,102	$17,744	$38,733	$34,520

Average interest-earning assets (GAAP)	$2,609,893	$2,592,709	$2,550,834	$2,457,218	$2,395,704	$2,601,349	$2,383,557

Net interest margin - fully taxable equivalent (non-GAAP)	2.87%	3.14%	3.26%	3.08%	2.97%	3.00%	2.92%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2023	2023	2022	2022	2022	2023	2022
EFFICIENCY RATIO
Net interest income (GAAP)	$18,595	$19,947	$20,871	$18,990	$17,641	$38,542	$34,318
Fully taxable equivalent adjustment	92	98	112	112	103	191	202
Fully taxable equivalent net interest income (non-GAAP)	$18,687	$20,045	$20,983	$19,102	$17,744	$38,733	$34,520

Non-interest income (GAAP)	$5,447	$5,423	$5,418	$5,036	$5,319	$10,870	$10,982
Less: net (gains) losses on security transactions	—	—	—	—	—	—	—
Adjusted non-interest income (non-GAAP)	$5,447	$5,423	$5,418	$5,036	$5,319	$10,870	$10,982

Non-interest expense (GAAP)	$15,913	$15,836	$15,693	$14,577	$14,342	$31,749	$29,010
Less: amortization of intangible assets	—	—	—	—	(4)	—	(15)
Adjusted non-interest expense (non-GAAP)	$15,913	$15,836	$15,693	$14,577	$14,338	$31,749	$28,995

Efficiency ratio (unadjusted)	66.19%	62.42%	59.69%	60.67%	62.47%	64.25%	64.04%
Efficiency ratio (adjusted)	65.94%	62.18%	59.44%	60.40%	62.17%	64.01%	63.72%

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share and ratio data)	2023	2023	2022	2022	2022	2023	2022
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$177,426	$177,341	$166,388	$155,518	$174,690	$177,426	$174,690
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$155,602	$155,517	$144,564	$133,694	$152,866	$155,602	$152,866

Total assets (GAAP)	$2,674,673	$2,654,183	$2,645,553	$2,551,418	$2,449,911	$2,674,673	$2,449,911
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,652,849	$2,632,359	$2,623,729	$2,529,594	$2,428,087	$2,652,849	$2,428,087

Total equity to total assets at end of period (GAAP)	6.63%	6.68%	6.29%	6.10%	7.13%	6.63%	7.13%
Book value per share (GAAP)	$37.49	$37.53	$35.32	$33.14	$37.24	$37.49	$37.24

Tangible equity to tangible assets at
end of period (non-GAAP)	5.87%	5.91%	5.51%	5.29%	6.30%	5.87%	6.30%
Tangible book value per share (non-GAAP)	$32.88	$32.91	$30.69	$28.49	$32.59	$32.88	$32.59

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2023	2023	2022	2022	2022	2023	2022
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$180,357	$173,786	$160,740	$180,644	$178,207	$177,089	$190,841
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,825)	(21,824)	(21,830)
Average tangible equity (non-GAAP)	$158,533	$151,962	$138,916	$158,820	$156,382	$155,265	$169,011

Return on average equity (GAAP)	13.97%	16.97%	18.36%	14.17%	18.06%	15.43%	15.73%
Return on average tangible equity (non-GAAP)	15.89%	19.40%	21.25%	16.12%	20.58%	17.60%	17.77%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share and ratio data)	2023	2023	2022	2022	2022	2023	2022
NON-GAAP NET INCOME
Reported net income (GAAP)	$6,280	$7,270	$7,439	$6,453	$8,024	$13,550	$14,891
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—	—	—
Net income (non-GAAP)	$6,280	$7,270	$7,439	$6,453	$8,024	$13,550	$14,891

Average basic and diluted shares outstanding	4,729	4,721	4,698	4,692	4,690	4,725	4,690

Reported basic and diluted earnings per share (GAAP)	$1.33	$1.54	$1.58	$1.37	$1.72	$2.87	$3.18
Reported return on average assets (GAAP)	0.95%	1.12%	1.15%	1.02%	1.32%	1.03%	1.23%
Reported return on average equity (GAAP)	13.97%	16.97%	18.36%	14.17%	18.06%	15.43%	15.73%

Basic and diluted earnings per share (non-GAAP)	$1.33	$1.54	$1.58	$1.37	$1.72	$2.87	$3.18
Return on average assets (non-GAAP)	0.95%	1.12%	1.15%	1.02%	1.32%	1.03%	1.23%
Return on average equity (non-GAAP)	13.97%	16.97%	18.36%	14.17%	18.06%	15.43%	15.73%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714